UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2022

AMERICAN WELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39515	20-5009396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 State Street, 26th Floor Boston, MA	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 204-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	AMWL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Phyllis Gotlib Employment Agreement

On April 8, 2022, American Well Corporation, through its Israeli branch (the “Company”), entered into an entered into an Employment Agreement (the “Employment Agreement”) with Phyllis Gotlib (President, American Well International). The Employment Agreement supersedes and replaces the prior employment agreement entered into between the Company and Ms. Gotlib dated January 1, 2018. Pursuant to the Employment Agreement, Ms. Gotlib will receive an annual base salary of $485,000, with 10% of such amount to be considered payable as special compensation for compliance with certain obligations under the agreement, including with respect to confidentiality, non-competition and assignment of inventions (as further described below). Ms. Gotlib will also be eligible for a target annual cash bonus opportunity of 100% of her annual base salary and will be eligible for grants of equity awards under the Company’s 2020 Equity Incentive Plan as determined by the Compensation Committee of the Board of Directors. In addition, Ms. Gotlib will receive certain social benefits as required under Israeli law and set forth in the Employment Agreement.

The Employment Agreement provides that if Ms. Gotlib’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or if she resigns with Good Reason (as defined in the Employment Agreement), conditioned on Ms. Gotlib’s execution and non-revocation of a release of claims, Ms. Gotlib will be entitled to receive (i) certain accrued compensation and benefits through the date of termination, (ii) any earned but unpaid bonus amounts, (iii) a lump sum pro rata target bonus for the year of termination (or an amount equal to her target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the Employment Agreement)) and (iv) severance payments in an aggregate amount equal to her base salary, to be paid in equal installments over a one-year period (less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law). In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Ms. Gotlib will fully vest at the time of such termination of employment (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

The Employment Agreement also includes customary confidentiality and assignment of intellectual property obligations, as well as non-competition and non-solicitation restrictions that continue for 12 months following termination of employment.

The foregoing summary description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)                Exhibits.

10.1	Employment Agreement between American Well Corporation and Phyllis Gotlib, dated April 8, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2022

AMERICAN WELL CORPORATION

By:	/s/ Bradford Gay
Bradford Gay
Senior Vice President, General Counsel